Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Timothy A. Bonang, Vice President, Investor Relations
(617) 796-8251

TravelCenters of America LLC Extends Maturity and Improves Pricing on

Existing $200 Million Credit Facility

Westlake, OH (December 23, 2014):  TravelCenters of America LLC (NYSE: TA) today announced that it has amended its existing $200 million revolving credit facility.

Prior to the amendment, TA’s credit facility had a maturity date of October 25, 2016 and interest paid on drawings was LIBOR plus 225 basis points. The maturity date of the amended credit facility is extended by more than three years to December 19, 2019, and interest paid on drawings is reduced to LIBOR plus 150 basis points, subject to adjustment based on facility availability, utilization and other matters.

In addition, the unused line fee was reduced by 25 basis points to 37.5 basis points per annum, subject to adjustment according to the average daily principal amount of unused commitments under the credit facility. The credit facility remains secured by TA’s accounts receivable, inventory and other assets (excluding real estate assets).

Andy Rebholz, TA’s Chief Financial Officer, made the following statement regarding today’s announcement:

“TA’s successful amendment to the credit facility reduces our costs and extends its term, which further enhances our financial flexibility. We greatly appreciate the support we received from our lenders.”

Name of Institution	Facility Title
Wells Fargo Capital Finance, LLC	Sole Lead Arranger and Bookrunner
PNC Bank, National Association	Syndication Agent

Regions Bank	Co-Documentation Agent
UBS Loan Finance LLC	Co-Documentation Agent
Citibank, NA	Lender
The Huntington National Bank	Lender
Siemens Financial Services, Inc.	Lender
City National Bank	Lender

About TravelCenters of America LLC:

TA’s travel centers operate under the “TravelCenters of America”, “TA”, “Petro Stopping Centers” and “Petro” brand names and offer diesel and gasoline fueling, restaurants, truck repair facilities, stores and other services.  TA’s nationwide business includes travel centers located in 43 U.S. states and in Canada.  TA also operates convenience stores with gasoline stations under the “Minit Mart” brand name, primarily in Kentucky.

WARNING REGARDING FORWARD LOOKING STATEMENTS

CERTAIN STATEMENTS CONTAINED IN THIS PRESS RELEASE ARE FORWARD LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND OTHER FEDERAL SECURITIES LAWS.  THESE FORWARD LOOKING STATEMENTS INCLUDE STATEMENTS IMPLYING THE COSTS OF AND THE FUTURE AVAILABILITY OF BORROWINGS UNDER THE REVOLVING CREDIT FACILITY.  ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE CONTAINED IN OR IMPLIED BY THE FORWARD LOOKING STATEMENTS AS A RESULT OF VARIOUS FACTORS.  FOR EXAMPLE:

•                  INTEREST PAYMENTS UNDER THE CREDIT FACILITY ARE EQUAL TO LIBOR PLUS A SPREAD, WHICH IS CURRENTLY 150 BASIS POINTS.  THE SPREAD IS DETERMINED BY THE AMOUNT OF AVAILABILITY UNDER THE CREDIT FACILITY, WHICH IS BASED ON THE AMOUNT OF QUALIFYING COLLATERAL OWNED BY TA.  AS A RESULT, INTEREST PAYMENTS UNDER THE CREDIT FACILITY MAY BE HIGHER THAN LIBOR PLUS 150 BASIS POINTS.  ALSO, ACTUAL ANNUAL COSTS UNDER THE CREDIT FACILITY WILL BE HIGHER THAN LIBOR PLUS A SPREAD ON DRAWINGS BECAUSE OF OTHER FEES AND EXPENSES ASSOCIATED WITH THE CREDIT FACILITY.

•                  AVAILABLITY OF BORROWINGS UNDER THE CREDIT FACILITY IS SUBJECT TO LIMITS BASED ON TA MAINTAINING CERTAIN LEVELS OF QUALIFYING COLLATERAL.  ACCORDINGLY, THE MAXIMUM AMOUNT AVAILABLE UNDER THE CREDIT FACILITY MAY BE LESS THAN $200 MILLION.

FORWARD LOOKING STATEMENTS ARE NOT GUARANTEED TO OCCUR AND MAY NOT OCCUR.  INVESTORS SHOULD NOT PLACE UNDUE RELIANCE UPON FORWARD LOOKING STATEMENTS.  EXCEPT AS MAY BE REQUIRED BY LAW, TA DOES NOT INTEND TO IMPLY THAT IT WILL UPDATE OR REVISE ANY FORWARD LOOKING STATEMENTS AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE.

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